Exhibit 99.1

Insituform Technologies, Inc. Reports 87% Increase In Full Year 2008 Earnings From Continuing Operations

Chesterfield, MO – February 26, 2009 – Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported fourth quarter income from continuing operations of $10.3 million, or $0.37 per diluted share, representing a 14.4 percent increase from the fourth quarter of 2007 when income from continuing operations was $9.0 million, or $0.33 per diluted share.

For the full year of 2008, income from continuing operations was $24.1 million, or $0.86 per diluted share, compared to $12.9 million, or $0.47 per diluted share, for the full year of 2007, representing an 87.1 percent improvement.

In the fourth quarter of 2008, discontinued operations reported a net loss of $0.7 million, or $0.03 per diluted share, relating primarily to legal costs incurred in the pursuit of certain project and other business claims.  In the fourth quarter of 2007, there was a net gain on discontinued operations of $1.1 million, or $0.04 per diluted share, relating primarily to favorable results from the completion of certain tunneling projects and positive developments on ongoing project claims.

Fourth quarter net income was $9.7 million, or $0.34 per diluted share.  This compares to $10.1 million, or $0.37 per diluted share, for the fourth quarter of 2007.  Fourth quarter 2007 was favorably impacted by a $4.5 million pre-tax gain on the settlement of a patent infringement lawsuit.  For the full year of 2008, net income was $21.6 million, or $0.77 per diluted share, compared to $2.5 million, or $0.09 per share, for the full year of 2007.  In the first quarter of 2007, the Company announced the closure of its tunneling business and recorded pre-tax charges of $16.8 million, or $11.8 million after-tax, an impact of $0.43 per diluted share.

The fourth quarter 2008 results were favorably impacted by a pre-tax $8.5 million settlement in November 2008 of a litigation matter with one of the Company’s former European licensees, Per Aarsleff A/S, a Danish company.   The after-tax impact of the legal settlement net of related legal and other costs was $4.9 million, or $0.17 per diluted share.  Offsetting this favorable impact were approximately $1.3 million in costs related to a reduction in force during the quarter in connection with the Company’s November 2008 restructuring of its North American and European Sewer Rehabilitation segments and certain corporate support functions.  The after-tax impact of this charge was approximately $0.9 million, or $0.03 per diluted share.  If these items were excluded, the Company would have reported income from continuing operations of $0.23 per diluted share for the fourth quarter of 2008, and income from continuing operations of $0.72 per diluted share for the full year of 2008.

Joe Burgess, President and Chief Executive Officer, commented, “I am very pleased to close out 2008 on a strong note.  We made significant progress in 2008 in improving our overall profitability and delivering the higher returns our stockholders expect.  We are delivering improved margins in our North American Sewer Rehabilitation operations, which is indicative of the improved project execution capability we have been focused on in recent months.  We have continued to reduce our fixed cost structure, including overhead, and we plan to continue to optimize this business unit.  United Pipeline Systems contributed significantly to our success again this quarter, with a 46 percent improvement in operating profit compared to the fourth quarter of 2007, on a 51 percent increase in revenue.  In India, I am happy to report that we began our first major lining installations late in the fourth quarter with great success, and we expect to see significant growth from this business in 2009 due to strong contract backlog.  While our Water Rehabilitation business did not contribute to earnings in the fourth quarter or full year 2008, we made great progress in improving our product and execution capabilities during the year. As this business continues to ramp up, I expect it to contribute modestly to profitability in 2009.  I fully expect that we can double the size of this business each year for the foreseeable future.”

“We are now almost two months into 2009, and I am even more confident about our expectations for this year and beyond.  We believe that our core continuing operations will deliver net profit in the range of $25.5 million to $27.0 million, or between $0.90 to $0.95 per diluted share for 2009, without giving effect to the impacts of our recent acquisition of The Bayou Companies L.L.C., our pending acquisition of Corrpro Companies, Inc. and the impact of the additional shares of our common stock issued in connection with our recently completed equity offering.  This will be a material improvement over 2008 net income from continuing operations.  We expect to deliver profitability improvement from every operating segment in 2009.  We will give more specific guidance with respect to the impact of the acquisitions and our recently completed equity offering once we have closed both acquisitions and have been able to finalize the appropriate operating plans with our senior management team.”

“On Monday, we announced the completion of the acquisition of The Bayou Companies.  We continue to work toward the closing of the Corrpro transaction, which we expect to consummate before the end of March.  Once completed, we believe we will have created a platform of tremendous scale with which to pursue organic growth opportunities in the industrial pipeline rehabilitation markets.  We are anxious to begin working with the management teams of Bayou and Corrpro to achieve our growth and profit expectations.”

Consolidated revenues in the fourth quarter of 2008 were $137.3 million, a 5.6 percent increase over the fourth quarter of 2007.  Revenue growth came primarily from our Asia-Pacific Sewer Rehabilitation and Energy and Mining segments. During the fourth quarter of 2008, we also recorded $8.0 million in royalty revenue from the Per Aarsleff legal settlement.  If not for this settlement, revenues in the European Sewer Rehabilitation segment would have declined $7.5 million, or 23.2 percent, which was reflective of weaker foreign currencies against the U.S. dollar, and softness in several European markets, most notably the United Kingdom.  We experienced a moderate revenue decline in our North America Sewer Rehabilitation contracting business in the fourth quarter of 2008 compared to the fourth quarter of 2007, due principally to the continued soft market conditions in the U.S. sewer rehabilitation market.  On a positive note, third-party product sales reached a new quarterly high in the fourth quarter of 2008, delivering $3.4 million in total revenue, compared to $1.7 million in the fourth quarter of 2007.  Additionally, as stated earlier, the first major lining installations occurred in India during the fourth quarter of 2008, which led to a strong finish to the year in the Asia-Pacific Sewer Rehabilitation segment with $4.7 million in total revenue. Our Water Rehabilitation segment revenues increased $1.7 million, or 84.8 percent, due to work completed on a number of projects in the U.S. and Canada during the quarter.  Our Energy and Mining segment also finished strong, experiencing revenue growth of $4.5 million, or 51.3 percent, compared to the prior year quarter, with the largest growth coming from our operations in the United States, Canada and certain international projects in the Middle East and Africa.

Consolidated gross profit for the fourth quarter of 2008 increased $14.3 million, or 57.2 percent, from the same period in 2007. Gross profit was primarily impacted by the Per Aarsleff settlement and a healthy increase in gross margins in our North American Sewer Rehabilitation segment, as a result of improved project execution and lower fixed crew costs.  Gross profit and margins were also boosted by increased third-party product sales in North America.  Our European Sewer Rehabilitation segment experienced an increase in gross profit and margins due to the Per Aarsleff legal settlement, offset by operations in several countries experiencing pricing pressures from competition and difficult market conditions, particularly the United Kingdom.  Excluding the gain on the Per Aarsleff settlement, gross profit in our European Sewer Rehabilitation segment would have been $7.3 million, versus $8.2 million in the fourth quarter of 2007.  Gross profit in our Asia-Pacific Sewer Rehabilitation segment increased substantially as a result of the increase in revenue.  There was only a small amount of Water Rehabilitation gross profit in the quarter, due to low productivity of installation crews in the U.S and some project execution issues in the United Kingdom.  Finally, revenue growth drove improved profitability in our Energy and Mining segment in the fourth quarter of 2008, with gross margins sliding somewhat due to a shift in our mix of work geographically to areas that have traditionally lower margins, particularly South America and Mexico.

Consolidated operating expenses in the fourth quarter of 2008 increased by $5.0 million, or 24.7 percent, to $25.2 million from $20.2 million in the fourth quarter of 2007.  One of the principal reasons for the increase was the reduction in force charge of $1.3 million.  In addition, we recorded approximately $1.3 million of non-recurring expenses related to the Per Aarsleff legal settlement.  The fourth quarter of 2007 benefited from certain credits to operating expenses, primarily relating to the voluntary cancellation of certain equity compensation of senior management totaling $0.7 million.  In addition, fourth quarter 2007 operating expenses were lower due to no annual management incentive costs being recorded, reflective of less than expected operating performance for 2007.

Consolidated operating income in the fourth quarter of 2008 was $14.1 million, representing an increase of $4.8 million, or 52.0 percent, from the fourth quarter of 2007.  Operating income for the fourth quarter of 2007 also benefited from the $4.5 million pre-tax gain from a patent litigation settlement.

For the full year of 2008, consolidated revenue increased $41.1 million, or 8.3 percent, to $536.7 million from $495.6 million in the full year of 2007.  Gross profit increased $30.5 million, or 30.8 percent, to $129.6 million compared to 2007.  Gross profit increased in each of our five reportable segments for the full year of 2008 versus the full year of 2007.  The primary factors driving improved performance in the fourth quarter were also responsible for increased profitability during the full year of 2008 compared to 2007.  Operating expenses increased $5.6 million, or 6.3 percent, to $95.7 million in 2008 compared to 2007, relating to the fourth quarter reduction in force charge and the additional expenses relating to the Per Aarsleff legal settlement.  The increase in operating expenses in 2008 also included $1.7 million in expenses related to the proxy contest in the first half of 2008.  Operating expenses increased by approximately $1.6 million in 2008 relating to growth initiatives in our Asia-Pacific Sewer Rehabilitation and Water Rehabilitation segments.  Operating expenses in our European Sewer Rehabilitation segment increased by $5.6 million due to restructuring costs in certain regional operations and the addition of new senior management within our European group, coupled with higher foreign currencies against the U.S. dollar that prevailed for a large portion of the year.  Partially offsetting these increases was a $2.2 million decrease in operating expenses in our North American Sewer Rehabilitation business.  As a result of the foregoing, operating income increased $20.4 million, or 150.4 percent, to $33.9 million for the full year of 2008 compared to the full year of 2007.

Total contract backlog declined to $249.1 at December 31, 2008 compared to $292.9 million at September 30, 2008.  The December 31, 2008 level of backlog was lower than total contract backlog of $259.0 million at December 31, 2007.

Contract backlog in North American Sewer Rehabilitation at December 31, 2008 was $150.8 million.  This represented a $27.8 million, or 15.5 percent, decrease from backlog at September 30, 2008.  As compared to December 31, 2007, North American Sewer Rehabilitation experienced a decrease of $9.2 million, or 5.7 percent.  While contract backlog was down from the third quarter of 2008 and the fourth quarter of 2007, there were a number of large project wins that we anticipated would be signed at the end of 2008, but were not signed until early 2009 and, therefore, not included in contract backlog.  In the first quarter of 2009, bidding has remained in line with recent periods within the United States as a whole.

Contract backlog in our European Sewer Rehabilitation segment was $25.2 million at December 31, 2008.  This represented a decrease of $5.5 million, or 17.9 percent, compared to September 30, 2008.  Approximately $0.9 million of this decrease was due to weaker foreign currencies against the U.S. dollar that prevailed at the end of the fourth quarter of 2008.  As compared to December 31, 2007, European Sewer Rehabilitation experienced a decrease of $10.5 million, or 29.4 percent. We anticipate only modest growth in revenue for this segment in 2009, but we expect profitability to improve significantly on the recent management changes and restructuring efforts taking place in this business.

Contract backlog in Asia-Pacific Sewer Rehabilitation was $46.2 million at December 31, 2008.  This compares to $53.6 million in backlog at September 30, 2008 and $35.1 million at December 31, 2007.  There have been several small project wins in the first quarter of 2009, as well.  We anticipate that revenues in our Asia-Pacific Sewer Rehabilitation segment will increase dramatically in 2009 with full-scale lining installations expected in India for the entire year.

Water Rehabilitation contract backlog was $8.2 million at December 31, 2008 compared to $6.7 million at September 30, 2008.  Backlog picked up in the fourth quarter, primarily on a $4.4 million award in Victoria, British Columbia.  Approximately $1.6 million of the contract backlog at December 31, 2008 related to the ongoing project work in New York City which, by design, will begin again in early 2009. Prospects for new orders and growth in this segment continue to be robust and we expect to see growth in backlog over the coming quarters.

Energy and Mining contract backlog at December 31, 2008 decreased from the prior quarter end by $4.7 million to $18.7 million due to strong revenue performance during the fourth quarter and the timing of project awards.  As compared to December 31, 2007, backlog decreased by $7.5 million, or 28.7 percent. Notwithstanding the recent decrease in backlog and recent declines in oil, gas and mining commodity prices, prospects remain relatively strong in this segment, particularly in new growth areas for the Company, such as the Middle East and Latin America.  While recent growth trends may not be duplicated in 2009, we do anticipate modest growth for this business in 2009.

Unrestricted cash rebounded in the fourth quarter of 2008 to $99.3 million, from $90.1 million at September 30, 2008, as a result of improved working capital management, and the receipt of proceeds of the Per Aarsleff legal settlement in November.  Unrestricted cash increased from $79.0 million at December 31, 2007, due to the Per Aarsleff legal settlement, improved profitability, better working capital management and the receipt of $4.5 million in the first quarter of 2008 from another patent infringement legal settlement.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates and projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to from time to time in Insituform Technologies Inc.’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Insituform® and the Insituform® logo are the registered trademarks of Insituform Technologies, Inc. and its affiliates.

CONTACT:           Insituform Technologies, Inc.
David A. Martin, Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007

Revenues	$ 137,274	$ 129,979	$ 536,664	$ 495,570
Cost of revenues	97,915	104,943	407,067	396,462
Gross profit	39,359	25,036	129,597	99,108
Operating expenses	25,221	20,233	95,715	90,078
Gain on settlement of litigation	-	(4,500)	–	(4,500)
Operating income	14,138	9,303	33,882	13,530
Other income (expense):
Interest expense	(1,852)	(1,228)	(5,398)	(5,368)
Interest income	1,351	1,110	3,761	3,458
Other	690	407	1,627	1,451
Total other income (expense)	189	289	(10)	(459)
Income before taxes (benefit) on income	14,327	9,592	33,872	13,071
Taxes (benefit) on income	3,783	456	8,625	(149)
Income before minority interests and equity in earnings (losses) of affiliated companies	10,544	9,136	25,247	13,220
Minority interests	(199)	(273)	(925)	(525)
Equity in earnings (losses) of affiliated companies	(3)	179	(246)	171
Income from continuing operations	10,342	9,042	24,076	12,866
Income (loss) from discontinued operations	(692)	1,099	(2,436)	(10,323)
Net income	$ 9,650	$ 10,141	$ 21,640	$ 2,543

Earnings (loss) per share:
Basic:
Income from continuing operations	$ 0.37	$ 0.33	$ 0.87	$ 0.47
Income (loss) from discontinued operations	(0.03)	0.04	(0.09)	(0.38)
Net income	$ 0.34	$ 0.37	$ 0.78	$ 0.09
Diluted:
Income from continuing operations	$ 0.37	$ 0.33	$ 0.86	$ 0.47
Income (loss) from discontinued operations	(0.03)	0.04	(0.09)	(0.38)
Net income	$ 0.34	$ 0.37	$ 0.77	$ 0.09

Weighted average number of shares:
Basic	27,472,124	27,469,613	27,537,702	27,330,835
Diluted	28,106,210	27,599,457	28,179,931	27,644,928

INSITUFORM TECHNOLOGIES, INC.
SEGMENT DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues:
North American Sewer Rehabilitation	$ 82,801	$ 86,630	$ 340,296	$ 348,085
European Sewer Rehabilitation	32,912	32,442	112,225	100,658
Asia-Pacific Sewer Rehabilitation	4,670	190	10,129	973
Water Rehabilitation	3,709	2,007	13,447	4,248
Energy and Mining	13,182	8,710	60,567	41,606
Total revenues	$ 137,274	$ 129,979	$ 536,664	$ 495,570

Gross profit:
North American Sewer Rehabilitation	$ 19,031	$ 13,702	$ 75,436	$ 58,890
European Sewer Rehabilitation	15,292	8,170	31,228	23,300
Asia-Pacific Sewer Rehabilitation	1,239	100	2,938	544
Water Rehabilitation	53	125	1,745	445
Energy and Mining	3,744	2,939	18,250	15,929
Total gross profit	$ 39,359	$ 25,036	$ 129,597	$ 99,108

Operating income (loss):
North American Sewer Rehabilitation	$ 3,431	$ 3,718	$ 15,341	$ 1,133
European Sewer Rehabilitation	8,748	5,044	7,664	5,368
Asia-Pacific Sewer Rehabilitation	917	(293)	1,639	(507)
Water Rehabilitation	(878)	(485)	(1,658)	(1,584)
Energy and Mining	1,920	1,319	10,896	9,120
Total operating income	$ 14,138	$ 9,303	$ 33,882	$ 13,530

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(In millions)

Backlog(1)	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
(in millions)
North American Sewer Rehabilitation	$ 150.8	$ 178.5	$ 185.4	$ 174.2	$ 160.0
European Sewer Rehabilitation	25.2	30.7	34.9	39.0	35.6
Asia-Pacific Sewer Rehabilitation	46.2	53.6	33.2	34.4	35.1
Water Rehabilitation	8.2	6.7	11.6	5.8	2.1
Energy and Mining	18.7	23.4	24.7	32.2	26.2
Total	$ 249.1	$ 292.9	$ 289.8	$ 285.6	$ 259.0

(1)
Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
As of December 31, 2008 and 2007
(unaudited)
(In thousand)

Assets	2008	2007
Current assets
Cash and cash equivalents	$ 99,321	$ 78,961
Restricted cash	1,829	2,487
Receivables, net	97,257	85,774
Retainage	21,380	23,444
Costs and estimated earnings in excess of billings	37,224	40,590
Inventories	16,320	17,789
Prepaid expenses and other assets	37,637	28,975
Current assets of discontinued operations	13,704	31,269
Total current assets	324,672	309,289
Property, plant and equipment, less accumulated depreciation	71,423	73,368
Other assets
Goodwill	122,961	122,560
Other assets	24,407	26,532
Total other assets	147,368	149,092
Non-current assets of discontinued operations	5,843	9,391

Total Assets	$ 549,306	$ 541,140

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$ 97,593	$ 87,935
Billings in excess of costs and estimated earnings	9,596	8,602
Notes payable	938	1,097
Current liabilities of discontinued operations	1,541	14,830
Total current liabilities	109,668	112,464
Long-term debt, less current maturities	65,000	65,000
Other liabilities	2,831	7,465
Non-current liabilities of discontinued operations	818	953
Total liabilities	178,317	185,882
Minority interests	3,012	2,717

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 60,000,000; shares issued and outstanding 27,977,785 and 27,470,623, respectively	280	275
Additional paid-in capital	109,235	104,332
Retained earnings	260,616	238,976
Accumulated other comprehensive income	(2,154)	8,958
Total stockholders’ equity	367,977	352,541

Total Liabilities and Stockholders’ Equity	$ 549,306	$ 541,140

INSITUFORM TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2008 and 2007
(In thousands)

	2008	2007
Cash flows from operating activities:
Net income	$ 21,640	$ 2,543
(Loss) from discontinued operations	(2,436)	(10,323)
Income from continuing operations	24,076	12,866
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	17,307	16,252
(Gain) loss on sale of fixed assets	(1,607)	389
Equity-based compensation expense	4,474	2,766
Deferred income taxes	2,780	(4,205)
Other	(1,253)	(281)
Changes in operating assets and liabilities:
Restricted cash	354	(1,569)
Receivables net, retainage and costs and estimated earnings in excess of billings	(9,921)	(2,039)
Inventories	635	2,008
Prepaid expenses and other assets	(11,104)	(2,857)
Accounts payable and accrued expenses	12,629	(13,755)
Net cash provided by operating activities of continuing operations	38,370	9,575
Net cash provided by (used in) operating activities of discontinued operations	1,558	(1,532)
Net cash provided by operating activities	39,928	8,043

Cash flows from investing activities:
Capital expenditures	(15,022)	(14,978)
Proceeds from sale of fixed assets	1,786	2,610
Net cash (used) in investing activities of continuing operations	(13,236)	(12,368)
Net cash provided by investing activities of discontinued operations	1,339	1,530
Net cash (used) in investing activities	(11,897)	(10,838)

Cash flows from financing activities:
Proceeds from issuance of common stock	887	4,247
Additional tax (benefit) expense from stock option exercises recorded in additional paid-in capital	(16)	148
Proceeds from notes payable	2,582	1,966
Principal payments on notes payable	(2,742)	(1,959)
Principal payments on long-term debt	–	(15,768)
Net cash provided by (used in) financing activities	711	(11,366)
Effect of exchange rate changes on cash	(8,382)	(3,271)
Net (decrease) increase in cash and cash equivalents for the period	20,360	(17,432)
Cash and cash equivalents, beginning of year	78,961	96,393
Cash and cash equivalents, end of year	$ 99,321	$ 78,961